Exhibit 99.1
For Immediate Release
                      For Further Information
Refer to: Thomas J. Strupp
260/824-2900

FRANKLIN ELECTRIC ANNOUNCES AN AGREEMENT TO ACQUIRE LITTLE GIANT PUMP COMPANY AND EXPAND PUMP OFFERING

Bluffton, Indiana - March 20, 2006 - Franklin Electric Co., Inc. (NASDAQ: FELE), the world’s largest manufacturer of submersible electric motors and a global supplier of water pumping systems and fuel pumping systems, announced today that it has entered into a definitive agreement to acquire Little Giant Pump Company in a stock purchase transaction. Little Giant, a wholly owned subsidiary of Tecumseh Products Company, is a leading worldwide provider of commercial and consumer water transfer solutions.

The purchase price of $121 million excludes associated tax benefits and transaction costs and is subject to certain adjustments at closing. After taking tax benefits into account, the purchase price is approximately one times Little Giant’s 2005 fiscal year sales. Franklin Electric expects the transaction to be accretive to its earnings per share in the first year of ownership. It intends to fund the purchase with borrowings under its credit facility and cash on hand. The transaction, which is subject to regulatory approval and other customary closing conditions, is expected to close shortly after such approval is obtained.

R. Scott Trumbull, Chairman and Chief Executive Officer of Franklin Electric, stated, “The acquisition of Little Giant Pump Company will solidify Franklin Electric’s position as a global supplier of pumping equipment for residential and commercial markets. Little Giant’s product lines - sump, sewage, effluent, condensate and industrial submersible pumps - will complement and broaden our overall pump offering and allow us to expand our customer base.”

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of water and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

About Little Giant Pump Company

Little Giant Pump Company (www.lgpc.com) employs approximately 350 people across two facilities, both located in Oklahoma City, OK. Little Giant pumps are used in a broad range of commercial and consumer applications including: plumbing / wastewater, heating, ventilating and cooling ("HVAC"), water gardening, swimming pool and aquarium maintenance, decorative fountains and industrial and OEM water transfer applications.

About Tecumseh Products Company

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps for industrial, commercial, marine and agricultural applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.